Exhibit 10.3

MAYVILLE ENGINEERING DEFERRED COMPENSATION PLAN

As Amended and Restated Effective [IPO Date]

i

ARTICLE 5. PAYMENT OF DEFERRED COMPENSATION		11
5.1	Payment of Deferred Compensation Balance	11
5.2	Participant Elections	11
5.3	Amount of Payments	12
5.4	Distribution in the Event of an Unforeseeable Emergency	12
5.5	Facility of Payment	12

ARTICLE 6. AMENDMENT AND TERMINATION		13
6.1	Amendment or Termination of Plan	13
6.2	Change in Control	14

ARTICLE 7. GENERAL PROVISIONS		15
7.1	Restrictions to Comply with Applicable Law	15
7.2	Claims Procedures	15
7.3	Participant Rights Unsecured	16
7.4	Distributions for Tax Withholding and Payment	16
7.5	Administrative Expenses	17
7.6	Successors and Assigns	17
7.7	Right of Offset	17
7.8	Not a Contract of Employment	17
7.9	Legal Actions	17
7.10	Additional Section 409A Provisions	17
7.11	Applicable Law	19
7.12	Rules of Construction	19
7.13	Indemnification	19

ii

RECITALS

WHEREAS, the Company has maintained the Plan as a means to incentivize eligible management participants to create and maximize the value of the Company and its affiliates; and

WHEREAS, under the Plan, deferred amounts are credited in the form of Company Stock Units that represent hypothetical shares of the Company’s common stock; and

WHEREAS, since 1985, the trust created under the ESOP has owned part or all of the Company’s issued and outstanding common stock; and

WHEREAS, the Company intends to issue common stock to the investing public in a Public Offering, following which the Company’s common stock will be publicly-traded; and

WHEREAS, following the Public Offering, the Company intends to provide equity incentive opportunities to eligible management participants through the Incentive Compensation Plan; and

WHEREAS, in connection with the Public Offering and given that the Incentive Compensation Plan will be the vehicle for providing equity incentive compensation following the Public Offering, it is desirable to amend and restate the Plan to transition from a Plan design in which participant accounts are automatically deemed to be invested in hypothetical shares of the Company’s common stock to a Plan design in which there will be a broader range of hypothetical investment options;

NOW, THEREFORE, RESOLVED, that in light of, and contingent upon the completion of, the Public Offering, the Plan is amended and restated to read as follows:

ARTICLE 1.

DEFINITIONS

When the following words or phrases are used herein, they shall have the meanings set forth below unless otherwise specifically provided:

1.1    Account. The record-keeping account or accounts maintained to record the interest of each Participant under the Plan. To the extent relevant, the Participant’s overall Account may consist of such subaccounts or balances as the Committee may determine to be necessary or appropriate.

1.2    Affiliate. Each corporation, trade or business that, with the Company, forms part of a controlled group of corporations or group of trades or businesses under common control within the meaning of Code Sections 414(b) or (c); provided that for purpose of determining when a Participant has incurred a Separation from Service, the phrase “at least fifty percent (50%)” shall be used in place of “at least eighty percent (80%)” each place it appears in Code Section 414(b) and (c) and the regulations thereunder.

1.3    Annual Incentive Compensation. The incentive amount, if any, awarded to a Participant under the Company annual cash incentive program, exclusive of extraordinary payments such as overtime, bonuses, short-term incentive pay, long-term incentive pay, meal allowances, reimbursed expenses, termination pay, moving pay, commuting expenses, severance pay, non-elective deferred compensation payments or accruals, stock options, restricted stock or restricted stock units, performance share awards, or the value of employer-provided fringe benefits or coverage, all as determined in accordance with such uniform rules, regulations or standards as may be prescribed by the Committee.

1.4    Base Salary. The base salary payable by the Company or an Affiliate to a Participant for services performed prior to reduction for contributions by the Participant to this Plan or pre-tax or after-tax contributions by the Participant to any other employee benefit plan maintained by the Company or an Affiliate, but exclusive of extraordinary payments such as overtime, bonuses, short-term incentive pay, long-term incentive pay, meal allowances, reimbursed expenses, termination pay, moving pay, commuting expenses, severance pay, non-elective deferred compensation payments or accruals, stock options, restricted stock or restricted stock units, performance share awards, or the value of employer-provided fringe benefits or coverage, all as determined in accordance with such uniform rules, regulations or standards as may be prescribed by the Committee.

1.5    Beneficiary. The person or persons (including a trustee or trustees) designated by the Participant to receive any benefits payable under this Plan on or after the Participant’s death. If a Participant files a Beneficiary designation prior to marriage and the Participant subsequently marries, the Participant’s subsequent marriage revokes the prior beneficiary designation, and such prior Beneficiary designation, once revoked, does not become operative in the event of a subsequent dissolution of the Participant’s marriage or upon the death of the Participant’s spouse. Subject to the foregoing rules, each Participant shall be permitted to name, change or revoke his or her designation of Beneficiary on a form and in the manner prescribed by the Committee, which may include a requirement to utilize an electronic beneficiary designation system. The most recent valid designation on file with the Plan at the time of a Participant’s death shall be controlling; Beneficiary designations received after the Participant’s death will not be honored. Should a Participant fail to make a valid Beneficiary designation or have no Beneficiary designation that is valid as of the date of the Participant’s death or leave no named Beneficiary surviving, any benefits due shall be paid to such Participant’s spouse, if living; or if not living, then to such Participant’s estate.

1.6    Code . The Internal Revenue Code of 1986, as from time to time amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

1.7    Committee. The Compensation Committee (or other committee with responsibility for executive compensation) of the Board of Directors of the Company or, if at any time such Committee is not in existence, then the Board of Directors of the Company.

1.8    Company. Mayville Engineering Company, Inc., and any successor or successors thereto.

1.9    Company Stock. The common stock, without par value, of the Company. Effective with the Public Offering, the common stock, no par value per share, of the Company, shares of which are listed on the New York Stock Exchange.

1.10    Company Stock Unit. A hypothetical share of the Company’s Common Stock.

1.11    Eligible Employee. The Chief Executive Officer of the Company and each other employee of an Employer who is a member of a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA, who has the title of “director” or higher, and who has been designated by the Committee as being eligible to participate in the Plan.

1.12    Employer. The Company and each Affiliate of the Company with at least one employee who is a Participant.

1.13    Employer Contributions. The amounts, if any, specified for a Participant in Section 3.4.

1.14    ERISA. The Employee Retirement Income Security Act of 1974, as from time to time amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

1.15    ESOP. The Mayville Engineering Company, Inc. Employee Stock Ownership Plan, as amended from time to time.

1.16    Investment Option. The hypothetical investment options established by the Committee from time to time (which may, but need not, be based upon one or more the investment options available under the Mayville Engineering Company, Inc. 401(k) Plan).

1.17    Participant. An Eligible Employee for whom an Account has been established pursuant to Section 4.1.

1.18    Plan. The Mayville Engineering Deferred Compensation Plan, as set forth herein, and as amended from time to time.

1.19    Plan Year. The 12 consecutive month period ending on each December 31.

1.20    Public Offering. The Company’s sale of common stock to the investing public through one or more underwriters and the consequent listing of the common stock on the New York Stock Exchange.

1.21    Separation from Service. A Participant’s termination of employment or, if the Participant continues to provide services following such termination, such later date as is considered a separation from service from the Company and its Affiliates. Specifically, if a Participant continues to provide services to the Company or an Affiliate in a different capacity (i.e., a former employee becomes a director or an independent contractor), such shift in status is not automatically a Separation from Service and shall be subject to Treas. Reg. section 1.409A-1(h)(5). A Participant’s termination of employment shall occur when the Company and the Participant reasonably anticipate that no further services will be performed by the Participant for the Company and its Affiliates (whether as an employee, a director or an independent contractor) or that the level of bona fide services the Participant will perform after such date will permanently decrease to no more than 20% of the average level of bona fide services performed by the Participant (whether as an employee, director or independent contractor) for the Company and its Affiliates over the immediately preceding 36-month period (or such lesser period during which the Participant has performed services for the Company or its Affiliates). Notwithstanding the foregoing, if a Participant takes a leave of absence for purposes of military leave, sick leave or other bona fide leave of absence, the Participant will not be deemed to have incurred a termination of employment for the first 6 months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to 29 months without causing a termination of employment.

1.22    Share Value. The value of a share of Company Stock, determined as follows:

(a)    Prior to the Public Offering, the value, as determined for the periodic valuation, conducted in accordance with Code Section 401(a)(28), of a share of Company Stock as determined by an independent appraiser under the ESOP as of the last day of the calendar year coincident with or immediately preceding the date as of which value is being determined under this Plan.

(b)    Upon and following the Public Offering, the closing price of a share of Company Stock on the New York Stock Exchange on the date on which the value is being determined.

1.23    Unforeseeable Emergency. An Unforeseeable Emergency is a severe financial hardship of the Participant resulting from any of the following, as determined by the Committee based on all of the relevant facts and circumstances:

(a)    an illness or accident of the Participant, his or her Beneficiary, spouse or dependent (as defined in Section 152 of the Code without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) thereof);

(b)    a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or

(c)    other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

1.24    Valuation Date. Prior to the Public Offering, the date in any calendar year on which the annual valuation of the Company under the ESOP has been completed and has received all necessary approvals by the Company to be considered final. Following the Public Offering, the last day of each Plan Year and on such other dates as the Committee may determine.

ARTICLE 2.

ADMINISTRATION

2.1    Powers and Duties. Full power and authority to construe, interpret, determine eligibility for benefits and administer this Plan is vested in the Committee. In particular, the Committee shall make each determination provided for in this Plan and may adopt such rules, regulations, and procedures, as it deems necessary or desirable to the efficient administration of the Plan. The Committee’s determinations need not be uniform, and may be made by it selectively among persons who may be eligible to participate in the Plan. The Committee shall have sole and exclusive discretion in the exercise of its powers and duties hereunder, and all determinations made by the Committee shall be final, conclusive, and binding unless they are found by a court of competent jurisdiction to have been arbitrary and capricious. The Committee may adopt and modify rules and regulations relating to the Plan as it deems necessary or advisable for the administration of the Plan.

2.2    Delegation. The Committee may, in its discretion, delegate any or all of its authority and responsibility; provided that the Committee shall not delegate authority and responsibility with respect to non-ministerial functions that relate to the participation by Participants who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at the time any such delegated authority or responsibility is exercised. To the extent of any such delegation, any references herein to the Committee shall be deemed to include the delegee; provided that any such delegee serving as the Committee (or as part of a committee serving as the Committee) shall not act in any non-ministerial fashion in a matter affecting the delegee’s own participation or interest in the Plan. Each such delegation to a person who is not an employee of the Company or an Affiliate will be in writing. Any delegate’s duty will terminate upon revocation of such authority by the Committee, upon such person’s resignation or, in the case of a delegate who is an employee of the Company or an Affiliate, upon the termination of such employment. Any person to whom administrative duties are delegated may, unless the delegation provides otherwise, similarly delegate part or all of such duties to another person. All transactions under the Plan involving Participants who are subject to Section 16 of the Exchange Act are intended to comply with all conditions of Rule 16b-3 under the Exchange Act, to the extent applicable. The Committee shall administer the Plan so that transactions under the Plan will be exempt from or comply with Section 16 of the Exchange Act, and shall have the right to restrict or rescind any transaction, or impose other rules and requirements, to the extent it deems necessary or desirable for such exemption or compliance to be met.

ARTICLE 3.

DEFERRED COMPENSATION

3.1    Participant Deferrals. A Participant may elect to defer Base Salary in accordance with Section 3.2 and/or Annual Incentive Compensation in accordance with Section 3.3.

3.2    Deferral of Base Salary.

(a)    Amount. The election to defer Base Salary shall specify a percentage of the Participant’s Base Salary up to 50% that shall be deferred in accordance with the Plan.    Amounts deferred from a Participant’s Base Salary shall reduce the Participant’s Base Salary otherwise payable to the Participant in equal installments for each pay period during the Plan Year to which the election applies.

(b)    Timing of Deferral Election. The Participant may elect to defer Base Salary by submitting a deferral election, in such form and manner as the Committee may prescribe, to the Committee. The deferral election will become effective on January 1 of the calendar year following the calendar year during which the election is received by the Committee. Once effective, the Base Compensation deferral election shall be irrevocable with respect to all Base Salary payable for services performed by the Participant during the Plan Year for which the election is made, except that a Participant may terminate an election to defer Base Salary if the Committee determines that the termination is necessary as a result of an Unforeseeable Emergency.

(c)    Special Rule for Newly Eligible Participants. Notwithstanding subsection (b) above, in the case of a Participant who becomes eligible to participate in the Plan for the first time (and who has not previously been eligible to participate in another deferred compensation plan that is required to be aggregated with this Plan for purposes of Code Section 409A), the Committee may allow a Participant to submit the initial Base Salary deferral election within thirty (30) days of first becoming eligible to participate in the Plan. A timely and validly executed deferral election shall become effective with respect to Base Compensation attributable to services to be performed subsequent to the date on which the election is filed with the Committee. Once effective, the Base Compensation deferral election shall be irrevocable with respect to all Base Salary payable for services performed by the Participant during the remainder of the Plan Year for which the election is made, except that a Participant may terminate an election to defer Base Salary if the Committee determines that the termination is necessary as a result of an Unforeseeable Emergency

(d)    Rehired or Returning Participants. A Participant who was previously eligible for the Plan with respect to a prior period of employment but who ceased to be eligible to participate in the Plan (other than with respect to the allocation of deemed investment gain or loss with respect to amounts previously deferred) due to Separation from Service or transfer to an ineligible employment position, and who again becomes eligible to participate following rehire or transfer back into an eligible employment position, may be treated as being eligible to participate for the “first time” if the Participant had not been eligible to participate in this Plan (or any other deferred compensation plan that is required to be aggregated with this Plan for purposes of Code Section 409A) at any time during the twenty-four (24) month period ending on the date the Participant again becomes eligible to again participate in the Plan.

(e)    No Carry-Over of Deferral Election. A Participant’s Base Salary deferral election is effective only for the calendar year to which the election relates, and shall not carry-over from year to year.

3.3    Deferral of Annual Incentive Compensation.

(a)    Amount. The election to defer Annual Incentive Compensation shall specify a percentage of the Participant’s Annual Incentive Compensation up to 100% that shall be deferred in accordance with the Plan.    Amounts deferred from a Participant’s Annual Incentive Compensation shall reduce the Annual Incentive Compensation otherwise payable to the Participant with respect to the Plan Year in which the Annual Incentive Compensation is earned.

(b)    Timing of Deferral Election.

(i)

Performance-Based Annual Incentive Compensation. In the case of Annual Incentive Compensation that constitutes performance-based compensation for purposes of Code Section 409A, a validly executed deferral election shall become effective with respect to Annual Incentive Compensation that may be awarded to the Participant with respect to a calendar year if the deferral election is received by the Committee prior to the deadline established by the Committee, which deadline must be at least six (6) months prior to the end of the (calendar year) performance period applicable to the Annual Incentive Compensation. Once effective, the deferral election is irrevocable with respect to the calendar year performance period, and the Participant may not thereafter revoke or modify his or her election, except that a Participant may terminate an election to defer Annual Incentive Compensation if the Committee determines that the termination is necessary as a result of an Unforeseeable Emergency.

(ii)

Nonperformance-Based Annual Incentive Compensation. In the case of Annual Incentive Compensation that does not constitute performance-based compensation for purposes of Code Section 409A, a validly executed deferral election shall be effective if the deferral election is received by the Committee prior to the deadline established by the Committee for this purpose, which deadline shall not be later than the last day of the calendar year preceding the calendar year in which the Participant begins to performs the services on which the Annual Incentive Compensation is based. Once effective, the deferral election is irrevocable with respect to the calendar year performance period, and the Participant may not thereafter revoke or modify his or her election, except that a Participant may terminate an election to defer Annual Incentive Compensation if the Committee determines that the termination is necessary as a result of an Unforeseeable Emergency.

(c)    No Carry-Over of Deferral Election. A Participant’s election to defer payment of Annual Incentive Compensation shall be effective only for the performance period to which the election relates, and shall not carry over from year to year.

3.4       Employer Contributions.

(a) As of the last day of each Plan Year, an additional amount shall be credited to the Account of each Participant to reflect the difference, if any, between (i) the Company safe harbor contributions and Company discretionary contributions that the Participant would have received under the ESOP and/or the Employer nonelective contributions that the Participant would have received under the Mayville Engineering Company, Inc. 401(k) Plan (“401(k) Plan”) for such year if the Participant had not made deferred Base Salary and/or Annual Incentive Compensation for such year, and (ii) the Company safe harbor contributions and Company discretionary contributions under the ESOP and/or the Employer nonelective contributions under the 401(k) Plan actually allocated to the Participant’s account under such plans for such year.

(b)    In its discretion, the Committee may cause the applicable Employer to credit an amount to the Account of a Participant. Any such determination may apply to individual Participants without applying to all Participants and may apply for one Plan Year without applying to all Plan Years.

ARTICLE 4.

ACCOUNTING AND HYPOTHETICAL INVESTMENT OF ACCOUNT

4.1       Accounts . The Committee shall establish an Account in the name of each Participant to record the amount credited to the Participant under the Plan. Amounts deferred by a Participant pursuant to Sections 3.2 and 3.3 shall be credited to the Participant’s Account as of the dates on which they are applied to reduce the Participant’s Base Salary and/or Annual

Incentive Compensation (or as soon as reasonably practicable thereafter). Employer Contributions shall be credited to the Participant’s Account as of the date determined by the Committee. The Committee shall charge to the Participant’s Account the amount of any payments made to or on behalf of the Participant as of the dates on which such payments are made. The Committee may also charge to the Participant’s Account the reasonable expenses of maintaining and administering the Plan, in such amount and as of such date as reasonably determined by the Committee.

4.2    Deemed Investment of Account Prior to Public Offering. Prior to the Public Offering, a Participant’s Account shall be denominated in the form of Company Stock Units, with each deferral or Employer Contribution being converted into equivalent whole and fractional Company Stock Units at a price equal to the Share Value on such crediting date. A Participant’s Account shall also be credited with the amount of any dividends that would have been paid to the Participant if the Participant had owned shares of Company Stock equivalent to the Company Stock Units that are credited to his or her Account when the dividends are paid. Dividend amounts so credited shall be deemed to have been invested in additional Company Stock Units as soon as administratively feasible following the date on which the amounts of any cash dividends are credited to the Participant’s Account, at a price equal to the Share Value on such crediting date. Notwithstanding the foregoing, for administrative convenience the Committee may deem a portion of a Participant’s Account to be held uninvested in cash in lieu of part or all of any fractional Company Stock Unit that would otherwise be applicable hereunder. A Participant’s Account (and the Company Stock Units credited to the Participant’s Account) shall be equitably adjusted to reflect any change in the outstanding Company Stock by reason of any stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of shares, or any similar corporate change.

4.3    Deemed Investment of Account on and After the Public Offering.

(a)    Valuation of Company Stock Units. Immediately following the Public Offering, the value of each Participant’s Account shall be determined, in an amount equal to the product obtained by multiplying (i) the number of Company Stock Units credited to the Participant’s Account (taking into account the equitable adjustment in the number of such Company Stock Units to reflect any change in outstanding Company Stock in connection with the Public Offering), by (ii) the price at which Company Stock is sold in the Public Offering.    Immediately following the date of the Public Offering, the Participant’s Account will no longer be denominated in terms of Company Stock Units and the deemed investment of the Participant’s Account will be in accordance with Section 4.3(c) below.

(b)    Investment Options. The Committee shall designate two or more Investment Options for the deemed investment of each Participant’s Account following the Public Offering. The Committee’s designation of an Investment Option does not imply any obligation on the part of the Employers to set aside or otherwise invest funds in the designated Investment Option. The Investment Options serve merely as a device for determining the amount of deemed investment gain or loss to be credited or charged to the Participant’s Account. The Committee may at any time modify the roster of available Investment Options, including the elimination of any Investment Option that was previously available under the Plan.

(c)    Participant Investment Elections. In accordance with uniform rules prescribed by the Committee, a Participant may designate, in writing or in such other manner as the Committee may prescribe, how his or her Account shall be deemed to be invested following the Public Offering among the Investment Options, or to change a previous investment designation. When selecting more than one Investment Option, the Participant shall designate, in whole multiples of 1% or such other percentage determined by the Committee, the percentage to be allocated to each Investment Option. A Participant’s investment election or deemed investment election shall become effective on the date established by the Committee for this purpose, and shall remain in effect unless and until modified by a subsequent election that becomes effective in accordance with rules prescribed by the Committee. Similarly, a change in the Participant’s prior investment election or deemed investment election, once it becomes effective in accordance with the uniform rules prescribed by the Committee, shall remain in effect unless and until again modified by a subsequent election that becomes effective in accordance with the Committee rules.

(d)    Default Investment Election. If the Participant fails to make a timely and complete investment designation with respect to any portion of the Account, the Participant shall be deemed to have elected that 100% of the portion of the Account balance for which no direction has been received shall, with respect to the applicable period following the Public Offering, be assigned to the default Investment Option specified by the Committee.

(e)    Allocation of Deemed Investment Gain or Loss. In accordance with uniform rules prescribed by the Committee, as of each Valuation Date, the Account of each Participant will be credited (or charged) based upon the investment gain (or loss) that the Participant would have realized with respect to his or her Account since the immediately preceding Valuation Date had the Account been invested in accordance with the terms of the Plan and the Participant’s actual or deemed investment election.

4.4    Accounts are for Record Keeping Purposes Only. Plan Accounts and the record keeping procedures described herein serve solely as a device for determining the amount of benefits accumulated by a Participant under the Plan, and shall not constitute or imply an obligation on the part of any Employer to establish a trust or otherwise set aside assets to provide for such benefits. In any event, an Employer may, in its discretion, set aside assets and/or contribute to a trust assets equal to part or all of such account balances and invest such assets in such investments deemed appropriate. Any such assets held by an Employer or in a trust shall be and remain the sole property of the Employer or the trust, as applicable, and a Participant shall have no proprietary rights of any nature whatsoever with respect to such assets.

ARTICLE 5.

PAYMENT OF DEFERRED COMPENSATION

5.1    Payment of Deferred Compensation Balance. The value of a Participant’s Account shall be distributed in cash to the Participant, in a lump sum or in installments, as elected by the Participant in accordance with Section 5.1, within thirty (30) days following the Participant’s Separation from Service; provided that in the event of the Participant’s death, the remaining undistributed Account balance shall be distributed to the Participant’s Beneficiary in a lump sum cash payment within ninety (90) days following the Participant’s date of death. Notwithstanding any provision of the Plan to the contrary, in the case of any Participant who is a “specified employee” within the meaning of Code Section 409A as of the date of such Participant’s Separation from Service, no distribution under the Plan may be made, or may commence, before the date which is six months after the date of such Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).

5.2    Participant Elections.

(a)    Initial Distribution Election. When an Eligible Employee first becomes a Participant and makes the initial election to defer Base Salary or Annual Incentive Compensation pursuant to Section 3.2 and/or 3.3, the Participant shall also make an election as to the method (lump sum or up to five (5) annual installments) in which the Participant’s Account will be paid following the Participant’s Separation from Service. If the Participant fails to timely make a distribution election, the Participant will be deemed to have elected the lump sum distribution option. Except as permitted under Sections 5.2(c) and 5.2(d), such election (or deemed election) shall be irrevocable with respect to the Participant’s Account.

(b)    Prospective Distribution Election Changes. The Committee, in its sole discretion, may (but need not) expand the distribution election options available to Participants, including, without limitation, by permitting the Participant to elect payment in up to ten (10) annual installments and/or permitting the Participant to make more frequent distribution elections each of which shall govern the distribution of amounts deferred while that election is in effect. Any such election, if permitted by the Committee, must be submitted and shall become prospectively effective only in accordance with the rules under Code Section 409A applicable to initial deferral elections. An election under this Section 5.2(b) will not operate to modify the Participant’s distribution election (or deemed election) with respect to amounts that were subject to a different distribution election (or deemed election) at the time such amounts were deferred.

(c)    Modification of Distribution Election for Previously Deferred Amounts. The Committee, in its sole discretion, may (but need not) permit a Participant to modify a distribution election (or deemed election) with respect to previously deferred amounts if (i) the Participant’s revised distribution election is submitted to the Committee at least twelve (12) months prior to the first scheduled payment date under the Participant’s then-current distribution election (or deemed election) and the revised election is not given effect for twelve

(12) months after the date on which the revised election is submitted, and (ii) except as otherwise permitted under Code Section 409A, payment pursuant to the revised distribution election is deferred for at least five (5) years from the date payment would otherwise have been made or commenced under the Participant’s immediately prior distribution election. For purposes of applying the distribution rules under Code Section 409A, a series of installment payments will be considered a single payment form.

5.3    Amount of Payments.

(a)    Lump Sum. If the Participant has elected or is deemed to have elected the lump sum payment option, the amount of the lump sum payment shall be equal to the Participant’s Account balance measured as of the Valuation Date immediately preceding the date on which the Participant’s distribution is processed.

(b)    Installments. If the Participant has elected the installment payment option, the amount of any installment payment shall be equal to the Participant’s Account balance, measured as of the Valuation Date immediately preceding the date on which the Participant’s distribution is processed, divided by the number of installments (including the current installment) remaining to be paid. The first annual installment will be paid on the date as of which payment of the Participant’s Account balance in a lump sum would have occurred but for the election to receive payment in installments. Each annual installment after the first shall be paid in January of each succeeding year, or, pursuant to Treas. Reg. section 1.409A-3(d), a later date in the same year.

5.4    Distribution in the Event of an Unforeseeable Emergency . A Participant who has incurred an Unforeseeable Emergency may request, and the Committee may (but need not) approve a distribution of part or all of the Participant’s vested Account balance, in accordance with and subject to the limitations set forth in this Section. The amount authorized by the Committee for distribution with respect to an emergency may not exceed the amounts necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship.

5.5    Facility of Payment . An Employer may make payments due to a legally incompetent person in such of the following ways as the Committee shall determine:

(a)	directly to such person;

(b)	to the legal representative of such person; or

(c)	to a near relative of such person to be used for the person’s benefit.

Any payment made in accordance with the provisions of this section shall be a complete discharge of the Employer’s liability for the making of such payment.

ARTICLE 6.

AMENDMENT AND TERMINATION

6.1	Amendment or Termination of Plan.

(a)    There shall be no time limit on the duration of the Plan.

(b)    The Company, by action of the Committee, may at any time amend the Plan, including but not limited to modifying the terms and conditions applicable to (or otherwise eliminating) deferrals or contribution credits to be made on or after the amendment date; provided, however, that no amendment or termination may reduce or eliminate any Account balance accrued to the date of such amendment or termination (except as such Account balance may be reduced as a result of deemed investment losses or expenses allocable to such Account).

(c)    The Company, by action of the Committee, may terminate the Plan at any time. Upon termination of the Plan, Accounts may be paid to Participants and Beneficiaries in a single sum payment, without regard to any distribution election then in effect, but only if the following are met:

(i)

The Plan is terminated within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), and the amounts accrued under the Plan but not yet paid are distributed to the Participants or Beneficiaries, as applicable, by the latest of: (A) the last day of the calendar year in which the Plan termination and liquidation occurs, (B) the last day of the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (C) the last day of the first calendar year in which payment is administratively practicable.

(ii)

The Plan is terminated at any time during the period that begins thirty (30) days prior and ends twelve (12) months following a change of control event (within the meaning of Code Section 409A), provided that all arrangements required to be aggregated with the Plan (within the meaning of Code Section 409A) sponsored by the Company or an Affiliate are terminated and liquidated with respect to each Participant that experienced the change of control event, so that all participants under similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

(iii)

The Plan is terminated at any other time, provided that such termination does not occur proximate to a downturn in the financial health of the Company or an Affiliate. In such event, all amounts accrued under the Plan but not yet paid will be distributed to all Participants or Beneficiaries, as applicable, no earlier than twelve (12) months (and no later than twenty-four (24) months) after the date of termination. This provision shall not be effective unless all other plans required to be aggregated with this Plan under Code Section 409A are also terminated and liquidated. Notwithstanding the foregoing, any payment that would otherwise be paid during the twelve (12)-month period beginning on the Plan termination date pursuant to the terms of the Plan shall be paid in accordance with such terms. In addition, the Company or any Affiliate shall be prohibited from adopting a similar arrangement within three (3) years following the date of the Plan’s termination, unless any individual who was a Participant under this Plan is excluded from participating thereunder for such three (3) year period.

Except as provided in Paragraphs (i), (ii) and (iii) above or as otherwise permitted in regulations promulgated by the Secretary of the Treasury under Code Section 409A, any action that purports to terminate the Plan shall instead be construed as an amendment to discontinue further benefit accruals, but the Plan will continue to operate, in accordance with its terms as from time to time amended and in accordance with applicable Participant elections, with respect to the Participant’s benefit accrued through the date of termination, and in no event shall any such action purporting to terminate the Plan form the basis for accelerating distributions to Participants and Beneficiaries.

6.2    Change in Control. In the event of a change in control of the Company (as defined below), the Plan shall be terminated. Notwithstanding the payment elections in Article 5 and regardless of whether or not in pay status, all Accounts shall be paid in a lump sum during the calendar month following the effective date of the change in control of the Company. For purposes of this Section 6.2, a “change in control of the Company” is the sale or other disposition of substantially all of the assets or stock of the Company which constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation,” or a “change in the ownership of a substantial portion of the assets of the corporation” as defined for purposes of Section 409A of the Code.

ARTICLE 7.

GENERAL PROVISIONS

7.1    Restrictions to Comply with Applicable Law. Notwithstanding any other provision of the Plan, the Employers shall have no obligation to make any payment under the Plan unless such payment is in accordance with the terms of the Plan and will comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. The Committee shall have the right to restrict any transaction, or impose other rules and requirements, to the extent it deems necessary or desirable in order to comply with any law or exemption.

7.2    Claims Procedures.

(a)     If a Participant or Beneficiary (the “claimant”) believes that he is entitled to a benefit under the Plan that is not provided, the claimant or his or her legal representative shall file a written claim for such benefit with the Committee, not later than ninety (90) days after the payment (or first payment) is made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section 409A. Any such claim shall be filed in writing stating the nature of the claim, and the facts supporting the claim, the amount claimed and the name and address of the claimant. The Administrator shall review the claim. If the Committee denies the claim, it shall deliver, within ninety (90) days of the date the first payment was made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section 409A, a written notice of such denial decision. If the claimant’s claim is denied in whole or part, the Committee shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan’s review procedures (as set forth in subsection (b)) and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review.

(b)     The claimant has the right to appeal the Committee’s decision by filing a written appeal to the Committee within one hundred eighty (180) days after the payment (or first payment) is made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section 409A. The claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal. The claimant may submit written comments, documents, records and other information relating to his or her claim with the appeal. The Committee will review all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Committee shall make a determination on the appeal within sixty (60) days after receiving the claimant’s written appeal; provided that the Committee may determine that an additional sixty (60) day extension is necessary due to circumstances beyond the Committee’s control, in which event the Committee shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Committee expects to render a decision. If the claimant’s appeal is denied in whole or part, the Administrator shall provide written notice to the claimant of such denial. The written notice shall include the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim; and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

7.3    Participant Rights Unsecured.

(a)    Unsecured Claim. The right of a Participant or the Participant’s Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his or her Account or any other specific assets of an Employer. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Participant hereunder are exercisable during the Participant’s lifetime only by the Participant or his or her guardian or legal representative.

(b)    Contractual Obligation. The Company may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of an Employer shall be deemed to be secured by any pledge of, or other encumbrance on, any property of such Employer. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between an Employer and any Participant or Beneficiary, or any other person.

7.4    Distributions for Tax Withholding and Payment.

(a)    Notwithstanding the time or schedule of payments otherwise applicable to the Participant, the Administrator may direct that distribution from a Participant’s vested Account be made (i) to pay the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) with respect to compensation deferred under the Plan; (ii) to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of FICA taxes; and (iii) to pay the additional income tax at source on wages attributable to the “pyramiding” of Code Section 3401 wages and taxes; provided that the total amount distributed under this provision must not exceed the aggregate of the FICA tax and the income tax withholding related to such FICA tax.

(b)    The amount actually distributed to the Participant in accordance with the time or schedule of payments applicable to the Participant will be reduced by applicable tax withholding except to the extent such withholding requirements previously were satisfied in accordance with subsection (a) above.

7.5    Administrative Expenses. Costs of establishing and administering the Plan will be charged against Participant Accounts unless paid by the Employers.

7.6    Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Employers, their successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.

7.7    Right of Offset. The Employers shall have the right to offset from the benefits payable hereunder (and at the time such benefit would otherwise be payable) any amount that the Participant owes to the Company or an Affiliate or other entity in which the Company or an Affiliate maintains an ownership interest. The offset shall be applied so as to include, but shall not be limited to, any fines, penalties, damages or any other amounts (including attorneys’ fees) imposed on or paid by the Company or Affiliate as a result of any conduct of the Participant during the Participant’s employment. The Company may effectuate the offset without the consent of the Participant (or the Participant’s spouse or Beneficiary, in the event of the Participant’s death).

7.8    Not a Contract of Employment. The establishment or operation of this Plan shall not give a Participant any legal or equitable right to be continued in the employ of an Employer, nor shall it interfere with an Employer’s right to terminate the employment of any of its employees, with or without cause.

7.9    Legal Actions. No Participant, Beneficiary, or other person having or claiming to have an interest in this Plan shall be a necessary party to any action or proceeding involving the Plan, and no such person shall be entitled to any notice or process, except to the extent required by applicable law. Any final judgment which is not appealed or appealable that may be entered in any such action or proceeding shall be binding and conclusive on all persons having or claiming to have any interest in this Plan.

7.10    Additional Section 409A Provisions.

(a)    If an amount or the value of a benefit under the Plan is required to be included in a Participant’s or Beneficiary’s income prior to the date such amount is actually distributed or benefit provided as a result of the failure of the Plan (or any other arrangement required to be aggregated with the Plan under Section 409A of the Code) to comply with Section 409A of the Code, then the Participant shall receive a distribution, in a lump sum, within 90 days after the date it is finally determined that the Plan fails to meet the requirements of Section 409A of the Code; such distribution shall equal the amount required to be included in the Participant’s income as a result of such failure and shall reduce the amount of payments or benefits otherwise due hereunder.

(b)    If any payment or the provision of any benefit required under the terms of the Plan would jeopardize the ability of the Company or an Affiliated Employer to continue as a going concern, the Company or applicable Affiliated Employer shall not be required to make such payment or provide such benefit; rather, the payment or benefit shall be delayed until the first date that making the payment or benefit does not jeopardize the ability of the Company or applicable Affiliated Employer to continue as a going concern.

(c)    The Company and the Participants intend the terms of the Plan to be in compliance with Section 409A of the Code. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including but not limited to consequences related to Section 409A of the Code. To the maximum extent permissible, any ambiguous terms of the Plan shall be interpreted in a manner which avoids a violation of Section 409A of the Code.

(d)    By electing to contribute to the Plan, each Participant acknowledges that to avoid an additional tax on payments that may be payable or benefits that may be provided under the Plan and that constitute deferred compensation that is not exempt from Section 409A of the Code, the Participant must make a reasonable, good faith effort to collect any payment or benefit to which the Participant believes the Participant is entitled hereunder no later than 90 days after the latest date upon which the payment could have been made or benefit provided under the Plan, and if not paid or provided, must take further enforcement measures within 180 days after such latest date.

(e)    Notwithstanding anything to the contrary herein, if any distribution under the Plan would violate the terms of Section 16(b) of the Exchange Act or other Federal securities laws, or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.

(f)    If an Employer reasonably anticipates that the Employer’s deduction with respect to any distribution from the Plan would be limited or eliminated by application of Code Section 162(m), then to the extent permitted by Treas. Reg. section 1.409A-2(b)(7)(i), payment shall be delayed as deemed necessary to ensure that the entire amount of any distribution from this Plan is deductible. Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited (or charged) with additional amounts in accordance with Section 7.10(g). The delayed amounts (and any amounts credited thereon) shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant’s death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m). In the event that such date is determined to be after a Participant’s Separation from Service and the Participant to whom the payment relates is determined to be a specified employee (within the meaning of Code Section 409A), then to the extent deemed necessary to comply with Treas. Reg. section 1.409A-3(i)(2), the delayed payment shall not made be before the end of the six-month period following such Participant’s Separation from Service.

7.11    Applicable Law. This Plan shall be construed and interpreted in accordance with the laws of the State of Wisconsin, except to the extent the same are preempted by ERISA or other federal law.

7.12    Rules of Construction.

(a)    Wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of sections and subsections of this Plan are inserted for convenience of reference, are not a part of this Plan, and are not to be considered in the construction hereof. The words “hereof,” “herein,” “hereunder,” and other similar compounds of the word “here” shall mean and refer to the entire Plan, and not to any particular provision or section.

(b)    This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Wisconsin (without reference to conflict of law principles thereof) to the extent such laws are not preempted by federal law, and any action for benefits under the Plan or to enforce the terms of the Plan shall be heard in the State of Wisconsin by the court with jurisdiction over the claim. In case any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, but the Plan shall, to the extent possible, be construed and enforced as if the illegal or invalid provision had never been inserted.

7.13    Indemnification. Each Employer shall, to the extent permitted by its articles of incorporation and bylaws, and by the laws of the state in which it is incorporated, indemnify any employee or director of an Employer or an Affiliate providing services to the Plan against any and all liabilities arising by reason of any act or omission, made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.